Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces Fiscal 2022 Third Quarter Financial Results
--- Record total revenue up 8% year over year ---
--- Annualized recurring revenue (ARR) up 11% year over year ---
--- $85 million of share repurchases ---

Third quarter highlights include:

Third quarter
GAAP Results:
Revenues	$202.4 million
Income from Operations (EBIT)	$12.4 million
EBIT Margin	6.1%
Diluted Earnings Per Share	$0.21

Non-GAAP Results:
Income from Operations (EBIT)	$43.1 million
EBIT Margin	21.3%
Diluted Earnings Per Share	$0.67

Tinton Falls, N.J. – January 25, 2022 – Commvault [NASDAQ: CVLT] today announced its financial results for the third quarter ended December 31, 2021.

"The team executed well across the board, delivering another record quarter,” said Sanjay Mirchandani, President and CEO. "Increasingly, customers are turning to us because we provide one platform for software and SaaS offerings to address a multitude of data management needs. This is fueling our growth and accelerating our journey to a cloud-first recurring revenue model."

Total revenues for the third quarter of fiscal 2022 were $202.4 million, an increase of 8% year over year. Total recurring revenue was $164.4 million, representing 81% of total revenue.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $561.2 million as of December 31, 2021, up 11% from December 31, 2020.

Software and products revenue was $98.6 million, an increase of 11% year over year. The year over year increase in software and products revenue was driven by a 24% increase in larger deals (deals greater than $0.1 million in software and products revenue).

Larger deal revenue (deals with greater than $0.1 million in software and products revenue) represented 76% of our software and products revenue in the three months ended December 31, 2021. The number of larger deal revenue transactions increased 20% year over year to 225 deals for the three months ended December 31, 2021. The average dollar amount of larger deal revenue transactions was approximately $332,000.

Services revenue in the quarter was $103.8 million, an increase of 4% year over year. The increase in services revenue was driven primarily by the increase in Metallic software as a service revenue.

On a GAAP basis, income from operations (EBIT) was $12.4 million for the third quarter compared to $2.7 million in the prior year. Non-GAAP EBIT was $43.1 million in the quarter compared to $37.3 million in the prior year.

Operating cash flow totaled $26.8 million for the third quarter of fiscal 2022 compared to $17.0 million in the prior year quarter. Total cash and short-term investments were $233.7 million as of December 31, 2021 compared to $397.2 million as of March 31, 2021.

During the third quarter of fiscal 2022, Commvault repurchased approximately 1.3 million shares of its common stock totaling $85.3 million at an average price of approximately $65.72 per share.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-

GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards as well as restructuring costs. Commvault has also excluded certain costs related to key employees of Hedvig, the gain on the sale of its equity method investment in Laitek, Inc. and, for fiscal year 2021, the noncash amortization of intangible assets and the impairment of the intangible assets from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, January 25, 2022 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). The live webcast can be accessed under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault (NASDAQ: CVLT) liberates business and IT professionals to do amazing things with their data by ensuring the fundamental integrity of their business. Its industry-leading Intelligent Data Services Platform empowers these professionals to store, protect, optimize, and use their data, wherever it lives. Delivering the ultimate in simplicity and flexibility to customers, its Intelligent Data Services Platform is available as software subscription, an integrated appliance, partner-managed, and software as a service—a critical differentiator in the market. For 25 years, more than 100,000 organizations have relied on Commvault, and today, Metallic is accelerating customer adoption to modernize their environments as they look to SaaS for the future. Driven by its values—Connect, Inspire, Care, and Deliver—Commvault employs more than 2,700 highly-skilled individuals around the world. Visit Commvault.com or follow us at @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, the outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2022 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Commvault HyperScale, ScaleProtect, Commvault OnePass, Unified Data Management, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, Commvault Command Center, Hedvig, Universal Data Plane, the “Cube” logo, Metallic, the “M Wave” logo, Be Ready and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Software and products	$98,575	$88,625	$255,998	$237,488
Services	103,806	99,367	307,644	294,643
Total revenues	202,381	187,992	563,642	532,131
Cost of revenues:
Software and products	4,271	6,916	9,471	20,666
Services	25,692	21,496	72,341	59,096
Total cost of revenues	29,963	28,412	81,812	79,762
Gross margin	172,418	159,580	481,830	452,369
Operating expenses:
Sales and marketing	89,217	84,542	248,506	245,287
Research and development	39,257	35,727	113,118	97,824
General and administrative	29,132	22,702	80,919	69,009
Restructuring	—	11,618	2,082	19,709
Impairment of intangible assets	—	—	—	40,700
Depreciation and amortization	2,451	2,323	7,084	12,441
Total operating expenses	160,057	156,912	451,709	484,970
Income (loss) from operations	12,361	2,668	30,121	(32,601)
Interest income	120	167	543	759
Interest expense	(19)	—	(19)	—
Other income, net	564	—	564	—
Income (loss) before income taxes	13,026	2,835	31,209	(31,842)
Income tax expense	3,018	1,162	5,573	5,373
Net income (loss)	$10,008	$1,673	$25,636	$(37,215)
Net income (loss) per common share:
Basic	$0.22	$0.04	$0.56	$(0.80)
Diluted	$0.21	$0.03	$0.54	$(0.80)
Weighted average common shares outstanding:
Basic	45,242	47,013	45,720	46,575
Diluted	46,719	48,013	47,552	46,575

Table II

Commvault Systems, Inc.

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$233,691	$397,237
Trade accounts receivable, net	213,040	188,126
Other current assets	20,310	22,237
Total current assets	467,041	607,600

Property and equipment, net	108,122	112,779
Operating lease assets	16,492	20,778
Deferred commissions cost	46,491	38,444
Goodwill	112,435	112,435
Other assets	17,978	12,137
Total assets	$768,559	$904,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$248	$374
Accrued liabilities	106,384	112,148
Current portion of operating lease liabilities	5,615	7,469
Deferred revenue	253,527	253,211
Total current liabilities	365,774	373,202

Deferred revenue, less current portion	134,856	119,231
Deferred tax liabilities, net	754	761
Long-term operating lease liabilities	12,148	15,419
Other liabilities	1,567	1,526

Total stockholders’ equity	253,460	394,034
Total liabilities and stockholders’ equity	$768,559	$904,173

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$10,008	$1,673	$25,636	$(37,215)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,769	2,636	8,027	13,379
Noncash stock-based compensation	28,533	22,037	76,793	61,572
Noncash change in fair value of equity securities	436	—	436	—
Amortization of deferred commissions cost	4,694	4,221	13,344	13,747
Impairment of operating lease assets	—	612	—	1,304
Impairment of intangible assets	—	—	—	40,700
Changes in operating assets and liabilities:
Trade accounts receivable, net	(53,065)	(42,607)	(25,546)	(38,970)
Operating lease assets and liabilities, net	(265)	89	(809)	(719)
Other current assets and Other assets	2,174	(3,027)	(2,172)	6,955
Deferred commissions cost	(8,955)	(5,981)	(21,852)	(15,946)
Accounts payable	73	340	(120)	273
Accrued liabilities	22,659	17,635	(3,293)	484
Deferred revenue	17,733	20,941	19,564	10,719
Other liabilities	—	(1,564)	56	2,964
Net cash provided by operating activities	26,794	17,005	90,064	59,247
Cash flows from investing activities
Proceeds from maturity of short-term investments	—	—	—	32,800
Purchase of property and equipment	(1,335)	(2,332)	(3,328)	(5,994)
Purchase of equity securities	(821)	—	(3,527)	—
Other	500	—	500	—
Net cash (used in) provided by investing activities	(1,656)	(2,332)	(6,355)	26,806
Cash flows from financing activities
Repurchase of common stock	(85,322)	(33,132)	(265,414)	(33,132)
Proceeds from stock-based compensation plans	427	1,732	23,688	7,003
Payment of debt issuance costs	(609)	—	(609)	—
Net cash used in financing activities	(85,504)	(31,400)	(242,335)	(26,129)
Effects of exchange rate — changes in cash	(1,750)	11,143	(4,920)	21,563
Net (decrease) increase in cash and cash equivalents	(62,116)	(5,584)	(163,546)	81,487
Cash and cash equivalents at beginning of period	295,807	383,153	397,237	296,082
Cash and cash equivalents at end of period	$233,691	$377,569	$233,691	$377,569

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$12,361	$2,668	$30,121	$(32,601)
Noncash stock-based compensation (1)	28,533	20,883	76,421	59,714
FICA and payroll tax expense related to stock-based compensation (2)	812	724	2,270	1,244
Restructuring (3)	—	11,618	2,082	19,709
Hedvig deferred payments (4)	1,406	1,406	4,217	4,218
Amortization of intangible assets (5)	—	—	—	5,650
Impairment of intangible assets (6)	—	—	—	40,700
Non-GAAP income from operations	$43,112	$37,299	$115,111	$98,634

GAAP net income (loss)	$10,008	$1,673	$25,636	$(37,215)
Noncash stock-based compensation (1)	28,533	20,883	76,421	59,714
FICA and payroll tax expense related to stock-based compensation (2)	812	724	2,270	1,244
Restructuring (3)	—	11,618	2,082	19,709
Hedvig deferred payments (4)	1,406	1,406	4,217	4,218
Amortization of intangible assets (5)	—	—	—	5,650
Impairment of intangible assets (6)	—	—	—	40,700
Gain on sale of equity method investment (7)	(1,000)	—	(1,000)	—
Non-GAAP provision for income taxes adjustment (8)	(8,532)	(8,955)	(25,531)	(21,464)
Non-GAAP net income	$31,227	$27,349	$84,095	$72,556

Diluted weighted average shares outstanding	46,719	48,013	47,552	47,281
Non-GAAP diluted earnings per share	$0.67	$0.57	$1.77	$1.53

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Subscription software and products revenue	$70,403	$48,650	$167,526	$138,239
Perpetual software and products revenue	28,172	39,975	88,472	99,249
Total software and products revenue	$98,575	$88,625	$255,998	$237,488
Subscription as a % of total software and products revenue	71%	55%	65%	58%

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Subscription software and products revenue	$70,403	$48,650	$167,526	$138,239
Recurring support and services revenue	94,038	91,375	279,797	271,966
Total recurring revenue	$164,441	$140,025	$447,323	$410,205
Percentage of total revenues	81%	74%	79%	77%

Perpetual software and products revenue	$28,172	$39,975	$88,472	$99,249
Non-recurring services revenue	9,768	7,992	27,847	22,677
Total non-recurring revenue	$37,940	$47,967	$116,319	$121,926
Percentage of total revenues	19%	26%	21%	23%

Total Revenue (9)	$202,381	$187,992	$563,642	$532,131

	Measures at period ending
	December 31, 2020	March 31, 2021	December 31, 2021
Annualized Recurring Revenue (10)	$507,242	$517,948	$561,226

	Three Months Ended December 31, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$57,538	$32,949	$8,088	$98,575
Customer Support Revenue	50,163	26,018	9,826	86,007
Other Services Revenue	10,620	5,234	1,945	17,799
Total Revenue	$118,321	$64,201	$19,859	$202,381

	Three Months Ended December 31, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$43,636	$33,374	$11,615	$88,625
Customer Support Revenue	53,488	25,808	10,386	89,682
Other Services Revenue	5,031	3,332	1,322	9,685
Total Revenue	$102,155	$62,514	$23,323	$187,992

	Nine Months Ended December 31, 2021
	Americas	EMEA	APJ	Total
Software and Products Revenue	$153,510	$76,570	$25,918	$255,998
Customer Support Revenue	153,244	79,080	30,105	262,429
Other Services Revenue	27,323	12,776	5,116	45,215
Total Revenue	$334,077	$168,426	$61,139	$563,642

	Nine Months Ended December 31, 2020
	Americas	EMEA	APJ	Total
Software and Products Revenue	$133,522	$74,232	$29,734	$237,488
Customer Support Revenue	162,903	74,029	30,840	267,772
Other Services Revenue	13,938	8,971	3,962	26,871
Total Revenue	$310,363	$157,232	$64,536	$532,131

	Three Months Ended December 31, 2021		Nine Months Ended December 31, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$98,575	$98,575	$255,998
Adjustment for currency impact	1,360	1,512	(2,404)
Non-GAAP software and products revenue on a constant currency basis (11)	$99,935	$100,087	$253,594

	Three Months Ended December 31, 2021		Nine Months Ended December 31, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$103,806	$103,806	$307,644
Adjustment for currency impact	978	846	(4,845)
Non-GAAP services revenue on a constant currency basis (11)	$104,784	$104,652	$302,799

	Three Months Ended December 31, 2021		Nine Months Ended December 31, 2021
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$202,381	$202,381	$563,642
Adjustment for currency impact	2,338	2,358	(7,249)
Non-GAAP total revenues on a constant currency basis (11)	$204,719	$204,739	$556,393

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
Cost of services revenue	$1,140	$945	$3,367	$2,351
Sales and marketing	10,073	9,714	27,355	25,906
Research and development	9,127	6,203	24,722	17,722
General and administrative	8,193	4,021	20,977	13,735
Stock-based compensation expense	$28,533	$20,883	$76,421	$59,714

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders will receive cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments are proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within Research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)Represents noncash amortization of intangible assets.

(6)In the second quarter of fiscal 2021, Commvault recorded an impairment of its acquired intangible assets. These non-cash charges are not representative of ongoing costs to the business and are not expected to recur. As a result, these charges are being excluded to provide investors with a more comparable measure of costs associated with ongoing operations.

(7)Represents the gain on the sale of Commvault's equity investment in Laitek, Inc.

(8)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(9)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations. This line also includes revenue from software-as-a-service arrangements.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic, Commvault's software-as-a-service offering is recognized over time as services revenue.

(10)        Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(11)     Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2022. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the tables above.